EXHIBIT 99.1

CONSENT OF AUSTIN ASSOCIATES, LLC

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Midwest Bancshares, Inc. with and into Peoples Bancorp Inc. and to the reference to our firm’s name under the captions “Summary-Opinion of Midwest’s Financial Advisor,” “The Merger-Midwest’s Background and Reasons for the Merger,” and “The Merger-Opinion of Midwest’s Financial Advisor” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Austin Associates, LLC

/s/ Austin Associates, LLC